Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 333-265496 and 333-257868), Registration Statement on Form S-3 (Registration No. 333-268764), and Registration Statements on Form S-1 (Registration Nos. 333-274251 and 333-272082) of Transcode Therapeutics, Inc. (the“Company”) of our report dated April 1, 2024, (which includes an explanatory paragraph relating to Transcode Therapeutics, Inc.’s ability to continue as a going concern), relating to the financial statements as of and for the years ended December 31, 2023 and 2022, which appear in this Form 10-K.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey
April 1, 2024